Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of April 1, 2021, between Charlie’s Holdings, Inc., a Nevada corporation (the “Company”), and Henry Sicignano, III (the “Executive”).

1.           EMPLOYMENT DUTIES AND RESPONSIBILITIES

1.1           Position and Title.  The Company hereby agrees to employ the Executive in the position described on Addendum A attached hereto and the Executive hereby accepts such position and agrees to serve the Company in such capacity until this Agreement is terminated by one of the parties in accordance with the terms set forth in Section 4 below.

1.2           Company Policies and Procedures.  The Executive agrees to abide by all applicable policies and procedures of the Company.

1.3           Attention.  During the term of this Agreement, excluding any periods of vacation, sick leave and disability to which Executive is entitled, Executive agrees (i) to devote the primary portion of his productive time, ability and attention to the business of the Company during normal working hours (it is, however, understood that the Executive is currently – and will continue to serve as – a paid consultant to 22nd Century Group, Inc.), and (ii) not to acquire, hold or retain, whether directly or indirectly, more than a five percent (5%) interest in any business competing with or similar in nature to the business of the Company or any of its Affiliates (as such term is defined below).  For purposes of this Agreement, “Affiliates” shall mean any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under the common control of, the Company.

2.           TERM OF EMPLOYMENT

2.1           Effective Date.  The Effective Date of this Agreement shall be the date set forth on Addendum A attached hereto.

2.2.           Term.  The initial term of this Agreement shall be set forth on Addendum A hereto, and the Company agrees to employ the Executive and the Executive hereby agrees to serve the Company until this Agreement is terminated by one of the parties in accordance with the terms set forth in Section 4 below.

3.           COMPENSATION

3.1           Base Salary.  The Company shall pay to Executive, and Executive shall accept from the Company, an annual base salary in the amount set forth on Addendum A attached hereto (the “Base Salary”), payable on the Company’s standard pay schedule.  Executive’s Base Salary may not be decreased at any time during this Agreement without the express written consent of the Executive.  The Base Salary may be increased as set forth in Addendum A hereto, as well as in such other amounts as the Company may determine from time to time.

3.2           Incentive Compensation/Bonus.  Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”) based upon satisfactory achievement of personal performance objectives and business performance objectives (collectively “Key Performance Objectives”) as shall be determined by the Company and the Executive. The Annual Bonus shall be payable to the Executive on or before March 15th of the immediately following calendar year. In order to be eligible for an Annual Bonus, the Executive shall be actively employed on the last business day of the applicable calendar year. (For the avoidance of doubt, if the effective date of termination of the Executive’s employment with the Company occurs after the last business day of the applicable calendar year but before the payment of the Annual Bonus, the Company shall continue to be obligated to pay the Executive the full amount of the Annual Bonus which has been earned by the Executive as of the end of such calendar year.)

3.3            Restricted Stock Grants/Stock Options.  During the Term of this Agreement as set forth in Addendum A hereto, Executive will be eligible for restricted stock grants as may be awarded by the Company, from time to time, subject to the terms of the Company’s equity incentive plan or any similar plan or agreement that shall be implemented.

3.4.           Expenses.  Executive shall be entitled to reimbursement of business expenses that are incurred in the furtherance of Company business and are consistent with the Company’s policies for such expense reimbursement.

3.5           Benefits.

a. Executive shall be eligible to receive health insurance (family coverage), dental insurance (family coverage), personal disability, life insurance, retirement, paid time-off and other fringe benefits as are provided to similarly situated executives of the Company.  Such benefits may be amended, from time to time, but they will always be at least commensurate with those provided to other senior corporate officers of the Company. (Though eligible for all such benefits, the Executive represents that he does not anticipate requiring Company health or dental insurance until January 2023.)

b. Executive shall determine, at his sole discretion, his principal place of employment with the Company and Executive will be free, at his sole discretion, to change his principal place of employment. At this date, the Executive’s principal place of employment will be East Amherst, New York. Executive shall not be required to relocate his personal residence at any time during his employment with the Company, without his consent, which can be withheld by Executive in his sole discretion. However, Executive will make trips to the Company’s headquarters in California, and to other cities across the country, to meet with investors, bankers, and analysts, and to attend conferences and other events, all as often as reasonably required to perform the duties of his job. The Company will reimburse the Executive for all reasonable business travel expenses including airfare, hotels, car rentals, meals, and other related expenses.

c. Executive shall also receive other benefits as may be set forth on Addendum A hereto.

3.6           Equipment.  If deemed necessary by the Company, the Executive will be provided with use of a laptop computer, printer and any other necessary office equipment in order that the Executive may conduct business and/or remain in contact with the office or with employees while the Executive is stationed at his principal place of employment or is otherwise travelling away from the office.

3.7           Parachute Payments.  For all payments made or required to be made pursuant to the terms of this Agreement, including any payments made with respect to the Executive’s termination of employment for any reason, the Company shall determine and pay the Executive an amount sufficient to cover the gross-up of any excise, income and other taxes resulting from the imposition of the parachute penalties of the Internal Revenue Code or applicable state tax laws.  Such determination and payment by the Company shall be made six (6) months and one (1) day after the date of the termination of Executive’s employment with the Company for any reason or, if later, before the end of the calendar year following the calendar year in which the Executive paid any such excise tax.

4.           TERMINATION OF EMPLOYMENT

Executive’s employment with the Company may be terminated, prior to the expiration of any term of this Employment Agreement as set forth on Addendum A hereto, in accordance with any of the following provisions:

4.1           Termination By Executive Without Good Reason.

a. The Executive may terminate employment at any time during the course of this Agreement by giving thirty (30) days' notice in writing to the Chief Executive Officer of the Company.

b. During the notice period, Executive must fulfill all Executive’s duties and responsibilities set forth above. Executive's salary and benefits will remain unchanged during the 30-day notification period.  The Company, at its option, may relieve Executive of all Executive’s duties and responsibilities at any time during the notice period, but will, in such instance, be required to continue to maintain Executive’s pay and benefits through the remainder of the 30-day notice period.

c. In the event of a termination by Executive Without Good Reason, Executive shall be entitled to receive only that Base Salary earned on or before the Executive’s last day of active service and other post-employment benefits required by law or under Company policy.  Under this section, Executive shall not be entitled to receive any portion of Executive’s Annual Bonus for the calendar year in which the termination occurs but shall receive any accrued and unpaid Annual Bonus for any calendar year fully completed prior to the date of termination.

4.2           Termination By The Company Without Cause.

a. The Company may terminate Executive’s employment without cause at any time during the term of this Agreement by giving the Executive thirty (30) days’ notice of such termination, during which period Executive will continue to receive the compensation and benefits to which Executive would normally be entitled under the terms of this Agreement.

b. During the notice period, Executive must fulfill all of Executive’s duties and responsibilities. Notwithstanding the foregoing, the Company, at its option, may instruct Executive during such period not to undertake any active duties on behalf of the Company, but will, in such instance, be required to continue to maintain Executive’s pay and benefits through the remainder of the 30-day notice period.

c.           In the event the Company terminates this Agreement under this Section 4.2, Executive shall be entitled to the severance benefits as conditioned and described in Section 4.6.

4.3           Termination By The Company For Cause.

a. The Company may, at any time and without notice (except as required below), terminate the Executive for “cause.”

b. Termination by the Company of the Executive for “cause” shall be limited to termination based on any of the following grounds:  (a) fraud, misappropriation, embezzlement or acts of similar dishonesty; (b) conviction of a felony crime; (c) intentional and willful misconduct that subjects the Company to criminal liability; (d) breach of the Executive’s duty of loyalty to the Company or diversion or usurpation of corporate opportunities properly belonging to the Company; (e) material breach of this Agreement and/or any other agreement entered into between the Company and the Executive; and/or (f) willful and/or continued failure to satisfactorily perform the duties of Executive’s position; provided, however, that Executive shall not be terminated for cause under subsection (e) or (f) above unless the Company first has provided Executive with written notice that the Company considers the Executive to be in violation of Executive’s obligations under those subsections and Executive fails, within thirty (30) days of such notice, to cure the conduct that has given rise to the notice.

c. In the event of a termination by the Company for Cause, Executive shall be entitled to receive only that Base Salary earned on or before the Executive’s last day of active service and other post-employment benefits required by law or under Company policy.  Under this section, Executive shall not be entitled to receive any portion of Executive’s Annual Bonus for the calendar year in which the termination occurs but shall receive any accrued and unpaid Annual Bonus for any calendar year fully completed prior to the date of termination.

4.4          Termination by the Executive For Good Reason.

a.           This Agreement may be terminated by the Executive upon notice to the Company of any event constituting "Good Reason" as defined herein.

b.           As used herein, the term "Good Reason" means the occurrence of any of the following, without the prior written consent of the Executive: (i) failure of the Company to pay Executive’s compensation in accordance with this Agreement; (ii) a change in the location of the Executive's principal place of employment; (iii) a change in job title, reporting, and/or duties of Executive; and/or (iv) a material breach of any provision in this Agreement.

c.           In the event Executive terminates this Agreement under this Section 4.4, Executive shall be entitled to the severance benefits as conditioned and described in Section 4.6.

4.5           Termination By Death Or Disability.

a. The Executive’s employment and rights to compensation under this Employment Agreement shall terminate if the Executive is unable to perform the duties of Executive’s position due to death or disability; and the Executive, or the Executive’s heirs, beneficiaries, successors, or assigns, shall be entitled to receive any compensation fully earned prior to the date of the Executive’s last day of active employment prior to such death or incapacitation due to disability and shall not be entitled to any other compensation or benefits, except: (a) to the extent specifically provided in this Employment Agreement; (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Executive is covered provide a benefit to the Executive or to the Executive’s heirs, beneficiaries, successors, or assigns.

b.           For purpose of this agreement, “disability” shall be defined as the Executive’s failure, due to a mental or physical condition, to perform the essential functions of Executive’s position for more than 120 days in any 365 day period.

c.           In the event Executive’s employment is terminated due to his death or disability as provided for in this Section 4.5, Executive (or, in the case of the Executive’s death, the Executive’s beneficiary) shall be entitled to the severance benefits as conditioned and described in Section 4.6(b).

4.6
Severance Benefits.

a.           Provided that, the Executive executes and delivers to the Company a general release of claims in the Company’s standard form (the “Release”) within 60 days following the effective date of termination (which Release will be delivered by the Company to the Executive no later than 5 days following the effective date of the termination of the Executive’s employment) and the Executive does not revoke the Release within the period of time permitted by the Release, six (6) months and one (1) day following the effective date of the termination the Executive’s employment, the Company shall pay to the Executive in one lump sum payment, an amount equal to the amount of the Executive’s Base Salary then in effect.  If at the time of Executive’s termination of employment, Executive is receiving a health insurance benefit(s) from the Company, the Company shall continue to provide the same or comparable health insurance benefit(s) for one (1) year from the date of termination. If the terms of the policies, contracts or plans under which such coverage(s) is offered do not allow the Executive’s or his family’s continued participation on a substantially similar basis as was provided prior to the Executive’s termination of employment, Executive shall receive from the Company the economic equivalent of the value of the health insurance coverage(s), which shall be paid six (6) months and one (1) day following the effective date of termination under this section and if the Executive executes a general release of claims within 60 days following the effective date of termination and is not revoked. Apart from any severance benefit, executive shall receive any accrued and unpaid Annual Bonus for the calendar year fully completed prior to the date of Executive’s termination. Under this section, Executive shall not be entitled to receive any portion of Executive’s Annual Bonus for the calendar year in which the termination occurs.

b.           Notwithstanding any provisions now or hereafter existing under the Company’s Equity Incentive Plan or any other stock option plan or restricted share plan of the Company or any entity which directly or indirectly controls the Company, in the event of a Termination of Executive’s employment with the Company by Death or Disability, Termination by Executive of his employment with the Company for Good Reason, or Termination of Executive’s employment with the Company without Cause, all restricted shares and/or stock options provided and/or to be provided to the Executive pursuant to this Agreement, the Company’s Equity Incentive Plan and/or any other agreement between the Company (or any entity which directly or indirectly controls the Company) and Executive shall be granted and shall immediately fully vest and no longer be subject to forfeiture.

4.7           Change in Control and Termination Provisions.

If, at any time during the two (2) year period following any Change in Control (as defined below):

a.           The Executive’s employment with the Company is terminated by the Company without “cause” as “cause” is defined in Section 4.3(b); or

b.           (i) One or more of the following changes in the terms and conditions of the Executive’s employment by the Company occur:

(A) a diminution of the Executive’s responsibilities, as compared to the Executive’s responsibilities immediately prior to the Change in Control, including but not limited to a change in the title, job duties and/or person to whom the Executive reports within the Company,

(B) a reduction in the amount of the Executive’s Base Salary or any other compensation as compared to such Base Salary or any other compensation as of the date immediately prior to the Change in Control,

(C) a failure to provide the Executive with benefits at least as favorable as those enjoyed by similarly-situated senior corporate officers of the Company after the Change in Control or as granted to the Executive by this Agreement,

(D) any relocation of the Executive’s principal site of employment, without his consent, to a location more than twenty-five (25) miles from the Executive’s principal place of employment as of the date immediately prior to the Change in Control, or

(E) any material breach of this Agreement by the Company; and

(ii) no later than ninety (90) days following the occurrence of one any one or more of the events described in Sections 4.7(b)(i)(A) through (E), the Executive delivers to the Company written notice of his intent to terminate his employment with the Company; then

c.           The Company shall, six (6) months and one (1) day following the date the Executive’s employment with the company is terminated, pay to the Executive in one lump sum payment, an amount equal to the greater of either (A) the Base Salary which remains unpaid for the remainder of the initial term of this Agreement as set forth in Addendum A hereto or (B) an amount equal to two (2) times the Executive’s then current Base Salary.  In addition, the Company shall, for eighteen (18) months following such termination, (i) reimburse the Executive for his reasonable costs of medical and dental coverage (if any) as provided under COBRA, (ii) reimburse the Executive for his reasonable costs incurred in maintaining his life and disability coverage (if any), and (iii) reimburse the Executive for all other benefits granted to the Executive in this Agreement, each at levels substantially equivalent to those provided by the Company to the Executive immediately prior to the termination of his employment (including such other benefits as shall be provided to senior corporate officers of the Company in lieu of such benefits from time to time during the eighteen (18) month payment period), on the same basis, including the Company’s payment of premiums and contributions, as such benefits are provided to other senior corporate officers of the Company or were provided to the Executive prior to the termination.  Reimbursements of expenses which provide for nonqualified deferred compensation under Internal Revenue Code Section 409A, if any, shall not be paid before six (6) months and one day after the Executive’s date of termination of employment.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.  Reimbursements shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.  The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

d.           Notwithstanding any provisions now or hereafter existing under the Company’s Equity Incentive Plan or any other stock option plan or restricted share plan of the Company or any entity which directly or indirectly controls the Company, in the event of a Change in Control, all restricted shares and/or stock options provided and/or to be provided to the Executive pursuant to this Agreement, the Company’s Equity Incentive Plan and/or any other agreement between the Company (or any entity which directly or indirectly controls the Company) and Executive shall be granted and shall immediately fully vest and no longer be subject to forfeiture as of the date of such Change in Control.

e.           For purposes of this Agreement, a “Change in Control” shall be deemed to exist if any of the following occurs after the date hereof:

(i)           a corporation, a partnership or a person, as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, acquires twenty five percent (25%) or more of the combined voting power of the outstanding securities of the Company or any entity which directly or indirectly controls the Company, which securities have the right to vote in elections of directors of the Company or any entity which directly or indirectly controls the Company; or

(ii)          Continuing Directors shall for any reason cease to constitute a majority of the Board of Directors; or

(iii)         the Company or any entity which directly or indirectly controls the Company disposes, by sale of stock, assets or otherwise, of all or substantially all of the business of the Company or the business of any entity which directly or indirectly controls the Company to a party or parties other than a subsidiary or other affiliate of the Company or any entity which directly or indirectly controls the Company pursuant to a partial or complete liquidation of the Company or any entity which directly or indirectly controls the Company; or

(iv)         the Board of Directors of the Company or any entity which directly or indirectly controls the Company approves the consolidation or merger of the Company or any entity which directly or indirectly controls the Company with or into any other person or entity (other than a wholly-owned subsidiary of the Company or any other entity which is directly or indirectly controlled by the Company), or any other person’s consolidation or merger with or into the Company or any entity which directly or indirectly controls the Company, which results in all or part of the outstanding shares of common stock of the Company or any entity which directly or indirectly controls the Company being changed in any way or converted into or exchanged for stock or other securities or cash or any other property.

For purposes of this Agreement, the term “Continuing Director” shall mean a member of the Board of Directors of the Company or any entity which directly or indirectly controls the Company who was a member of such Board of Directors on the date hereof, was appointed or elected to serve as a member of such Board of Directors within six (6) months following the date hereof, or who subsequently became a member of the Board of Directors of the Company or any entity which directly or indirectly controls the Company and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office.

5.           CONFIDENTIALITY AND NONDISCLOSURE

5.1           Non-Disclosure of Confidential Information.  Executive recognizes that Executive’s position with Company is one of the highest trust and confidence and that Executive will have access to and contact with the trade secrets and confidential and proprietary business information of Company.  Executive agrees that Executive shall not, while employed by Company or thereafter, directly or indirectly, use for Executive’s own benefit or for the benefit of another, or disclose to another any trade secret or Confidential Information (as defined below) of the Company, except such use or disclosure is required in the discharge of Executive’s duties and obligations on behalf of the Company.

5.2           Definition of “Confidential Information.” For purposes of this Agreement, “Confidential Information” shall include proprietary or sensitive information, materials, knowledge, data or other information of the Company not generally known or available to the public relating to (a) the services, products, licensing information and contracts, customer lists, business plans, marketing plans, pricing strategies, or similar confidential information of the Company, including but not limited to the Company’s trade secrets, intellectual property, systems, procedures, manuals, cost and pricing information, solicitations, proposals, bids, contracts, confidential reports and work product prepared in connection with projects and contracts, supporting information for any of the above items, the identities and records of licensing agencies and offices and contacts, contractors and contacts, with whom the Company has done business or is seeking to do business, the identities and records of vendors and suppliers of personnel, material and/or raw materials, all accounting and financial information, business plans and budgets, and all other information pertaining to the business activities and affairs of the Company of every nature and type; (b) the business of any Company customer, including without limitation, knowledge of the customer’s current business or staffing needs; and (c) the identities and records of current or former employees of the Company or potential hires and their compensation arrangements with the Company. Notwithstanding the foregoing, Confidential Information shall not include any information that was lawfully in the Executive’s possession prior to the Effective Date and not obtained in the connection with the Executive’s commencement of employment with the Company; or (y) constitutes industry knowledge or is generally available, or is made generally available, to the public other than as a result of a direct or indirect disclosure by the Executive.

5.3          Return of Materials and Equipment.  Executive further agrees that all memoranda, notes, computer files, records, drawings, or other documents, in any format, made or compiled by Executive or made available to Executive while employed by Company concerning any Company activity shall be the property of Company and shall be delivered to Company upon termination of Executive's employment or at any other time upon request.  Executive also agrees to return to the Company and not retain any equipment, including laptop computers, and other materials belonging to the Company on or before Executive’s last day of active employment with Company.

6.           RESTRICTIVE COVENANTS

Executive acknowledges that Executive’s services to be rendered hereunder are of a special and unusual character, which have a unique value to the Company and that the Company will be investing time, effort, and expense in Executive.  In view of the unique value to the Company of the services of the Executive for which the Company has contracted hereunder, the investments by the Company in the Executive, and as a material inducement for the Company to enter into this Agreement and to pay to the Executive the compensation provided hereunder (including, if applicable, the severance payments referred to in Section 4.6 above), Executive covenants and agrees as follows:

6.1.        Definitions.  The following definitions shall be applicable to each of the covenants set forth in this section.

a.           Definition of “Same or Substantially Similar Services.”  As used herein, “Same or Substantially Similar Services” means services, including without limitation the provision of goods and/or services that are identical or substantially similar, in whole or in part, to goods and/or services (i) which were provided by Executive while Executive was employed with the Company; (ii) which were provided by employees or contractors whom Executive was directly or indirectly managing while Executive was employed with the Company; or (iii) which were the subject of proposals or contracts with which Executive was involved while employed with the Company.

b.           Definition of “Customer.” As used herein, “Customer” is defined as any person or entity, including without limitation a Government Agency, to whom Executive, directly or indirectly (e.g., the end user of the services if the Company is a subcontractor), provided services while employed with the Company or with whom Executive interacted on behalf of the Company at any time during Executive’s employment with Company.

c.           Definition of “Prospective Customer.” As used herein, “Prospective Customer” shall mean any person or entity, including without limitation a Government Agency, whom the Executive, at any time during the twelve (12) month period preceding the termination of Executive’s employment, was involved in soliciting or making a proposal to, on behalf of the Company, for the provision of services.

d.           Definition of  “Intellectual Property.”  As used herein, “Intellectual Property” shall mean any and all concepts, trademarks, improvements, designs, innovations, data, processes, software, works of authorship, know-how, ideas, inventions, developments, formulas, or discoveries, (whether patentable or not) directly or indirectly related to the Company (i) conceived or made by Executive, either alone or with others, while employed by the Company, (ii) conceived or made by Executive, either alone or with others, with the use of Confidential Information, and/or (iii) conceived or made by Executive, either alone or with others, within one (1) year after the Executive’s last day of active service unless conclusively proven by Executive to have been first conceived or made by Executive after Executive’s last day of active service without reference to any Confidential Information.

6.2         Covenants

a.           Non-Competition with Customers, Prospective Customers and Competitors.  During Executive's employment by the Company and for a period of eighteen (18) months after Executive ceases to be employed by the Company, then Executive will not (except on behalf of the Company), directly or indirectly, as either an employee, contractor, or consultant, whether personally or through another entity, provide or offer to provide any goods or services to any entity engaged in the United States in the making, offering, marketing, distributing and/or selling of products that are the Same or Substantially Similar to those offered by the Company to any Customer or Prospective Customer.  Executive specifically recognizes and agrees that the restrictions set forth in this subsection are reasonable.

b.           Non-Interference With Customers or Prospective Customers.  Executive further agrees that, for the term of Executive’s employment and for a period of eighteen (18) months after Executive ceases to be employed by the Company, the Executive shall not undertake to interfere with the Company’s relationship with any Customer, Prospective Customer, supplier, distributer, and/or manufacturer.  This means that Executive shall refrain: (i) from making disparaging comments about the Company or its management or employees to any Customer or Prospective Customer; (ii) from attempting to persuade any Customer, Prospective Customer, supplier, distributer, and/or manufacturer to cease or reduce doing business with the Company; (iii) from soliciting any Customer, Prospective Customer, supplier, distributer, and/or manufacturer for the purpose of providing services competitive with the Company Business; or (iv) from assisting any person or entity in doing any of the foregoing.

c.           Non-Solicitation and Non-Hiring of Employees.  Executive agrees that, for the term of Executive’s employment and for a period of eighteen (18) months after Executive ceases to be employed by the Company, the Executive shall not, directly or indirectly, as an employee, consultant, contractor, principal, agent, or owner, on Executive’s own behalf or the behalf of another person or entity: (i) induce or attempt to induce any person employed by the Company to leave their employment with the Company; (ii) hire or employ, or attempt to hire or employ, any person employed by the Company; or (iii) assist or facilitate in any way any other person or entity in the hiring of any person employed by the Company.  The foregoing restriction also shall apply with respect to any person who was an employee, consultant or subcontractor of the Company at the time of, or during the six (6) months preceding, the Executive’s termination from the Company.  This provision shall not limit the scope or the enforceability of the confidentiality restriction prohibiting the use or disclosure of any information pertaining to current or former employees of the Company or potential hires that was obtained in any manner during the period of Executive’s employment with the Company.

6.3         Enforcement and Remedies

a.           Reasonableness of Restrictions.  Executive has carefully read and considered the provisions of this Section 6 and, having done so, agrees that the restrictions set forth in such provisions (including, but not limited to, the time period of the restrictions) are fair and reasonable and are reasonably required for the protection of the interests of the Company, its shareholders, directors, officers, and employees.

b.           Severability and Reformation.  In the event that, notwithstanding the foregoing, any portions of this Section 6 hereof shall be held to be invalid or unenforceable, the remaining portions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions had not been included therein.  In the event that any provision of this Section 6 shall be declared by a court of competent jurisdiction to be invalid due to overly broad, the parties do hereby authorize the court to reform the offending provision so as to make it enforceable.

c.           Successors.  Executive specifically acknowledges and agrees that these covenants contained in this Section 6 shall be enforceable by any successor to the Company.

7.           GENERAL PROVISIONS.

7.1           Notices.  All notices and other communications required or permitted by this Agreement to be delivered by the Company or Executive to the other party shall be delivered in writing, either personally or by certified or express mail, return receipt requested, postage prepaid, respectively, to the attention of the Chief Executive Officer at the headquarters of the Company, or to the address of record of the Executive on file at the Company.  If notice is sent by certified mail, it shall be deemed given and effective on the fifth day after it was deposited in the mail.

7.2           Amendments: Entire Agreement.  This Agreement may not be amended or modified except by a writing executed by all of the parties hereto.  This Agreement, including any addenda hereto, constitutes the entire agreement between Executive and the Company relating in any way to the employment of Executive by the Company, and supersedes all prior discussions, understandings and employment agreements between them with respect thereto.

7.3           Successors and Assigns.  This Agreement is personal to Executive and shall not be assignable by Executive.  The Company will assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which the Company is a party or (b) any corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time.  All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

7.4           Severability: Provisions Subject to Applicable Law.  All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law.  If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

7.5          Waiver of Rights.  No waiver by the Company or Executive of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

7.6          Definitions, Headings, and Number.  A term defined in any part of this Agreement shall have the defined meaning wherever such term is used herein.  The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Employment Agreement.  In construing this Agreement, feminine or neuter pronouns shall be substituted for those masculine in form, and vice versa, and plural terms shall be substituted for singular and singular for plural, in any place where the context so requires.

7.7          Governing Law.  This Agreement and the parties' performance hereunder shall be governed by and interpreted under the laws of the State of New York.  Executive agrees to submit to the jurisdiction of the courts of the State of New York, and that venue for any action arising out of this Agreement or the parties' performance hereunder shall be in a court of competent jurisdiction located in or serving the State of New York.

7.8           409A Savings Clause. Any payments under this Agreement that may be excluded from Section 409A of the Internal Revenue Code of 1986, as amended, (hereinafter “Section 409A”) either as separation pay due to an involuntary separation from service or as a short term deferral shall be excluded to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payment to be made to the Executive upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 4.09A. All provisions of this Agreement shall, to the maximum extent possible, be construed and interpreted in a manner which will cause such provisions to be implemented in a manner which complies with the applicable requirements of Section 409A and the regulations promulgated thereunder so as to avoid subjecting the Executive to tax under Section 409A.

7.9.           Attorneys’ Fees.  In the event of a dispute arising out of the interpretation or enforcement of this Agreement, if the Executive shall prevail, the Company shall pay his reasonable attorneys' fees and costs.

7.10          Construction and Interpretation.  This Agreement has been discussed and negotiated by, all parties hereto and their counsel and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Agreement as of the date first written above.

EXECUTIVE:	CHARLIE’S HOLDINGS, INC.

/s/ Henry Sicignano, III	By:	/s/ Brandon Stump
Henry Sicignano, III	Brandon Stump
Chief Executive Officer

ADDENDUM A TO
EMPLOYMENT AGREEMENT OF HENRY SICIGNANO, III

This Addendum A to the Employment Agreement of Henry Sicignano, III is made and effective as of the date of April 1, 2021.

A.	Executive’s title for purposes of the Agreement shall be President; Executive shall report to the CEO.

B.
Unless earlier terminated as provided in the Agreement, the Term of the Agreement is for an initial period of two (2) years, and thereafter the Agreement shall renew on an annual basis unless earlier terminated by the Company or the Executive as provided in the Agreement.

C.
Effective as of the date of this Addendum, Executive’s Base Salary for purposes of the Agreement shall be $200,000.00 for the period immediately following the effective date of this Addendum and continuing through December 31, 2021.  Thereafter, the Base Salary of the Executive will be increased, annually in January, in an amount as determined by the Company.

D.
Effective as of the date of this Addendum, the Company shall privately issue restricted shares of the Company stock to the Executive (according to the schedule described below) in a non-public, private transaction in compliance with the United States securities laws, rules and regulations. The Executive will be awarded one hundred fifty million (150,000,000) restricted shares (subject to forfeiture) of the Company. Executive will have all the rights of a shareholder of the Company with respect to voting the 150,000,000 restricted shares awarded under this grant and share adjustments, receipt of dividends (if any) and distributions (if any) on such shares. Subject to Executive’s continued employment with the Company, and regardless of the date on which the shares are actually granted, the 150,000,000 restricted shares (Time-Vested Shares) will no longer be subject to forfeiture in accordance with the following schedule: Seventy-five million (75,000,000) shares will no longer be subject to forfeiture on April 1, 2022; and Seventy-five million (75,000,000) shares will no longer be subject to forfeiture on April 1, 2023; Furthermore, unvested shares shall cease to be subject to forfeiture on the first to occur (if any) of the following: (i) the event of a change in control of the Company (as defined in the Executive’s Employment Agreement), (ii) termination of Executive’s employment with the Company by Death or Disability (as defined in the Executive’s Employment Agreement), (iii) termination by Executive of his employment with the corporation for Good Reason (as defined in the Executive’s Employment Agreement), or (iv) termination of Executive’s employment with the Company Without Cause (as defined in the Executive’s Employment Agreement). Under the guidelines of Section 83(b) of the Internal Revenue Service code, the Executive will pay – as a function of the fair market value of the restricted shares at time of grant according to a third party valuation expert – the federal and New York State income taxes, as well as Medicare taxes, incurred on this equity grant within 30 days from the time the grant is made.

E.
Pursuant to the Agreement, Executive shall be eligible for additional compensation and benefits as follows: (i) Executive will be eligible for additional Restricted Stock and/or Stock Options as may be awarded by the Company’s Board of Directors each year; (ii) Executive will be eligible to receive an annual cash bonus based upon satisfactory achievement of Key Performance Objectives and business performance objectives as may be determined by the Company.

F.
After one year of service, as of April 1, 2022, Executive may defer a percentage (up to the maximum permitted by law; $19,500 in 2021 (plus $6,500 catch-up contribution)) of his pre-tax salary to the Company’s 401(k) plan. As of this writing, The Company will make a Matching Contribution on the Executive’s behalf if he makes a "Matched Employee Contribution" during the Plan Year. If the Executive makes a "Matched Employee Contribution," the Company will contribute a Safe Harbor Matching Contribution to his Matching Contribution Account in an amount equal to: (i) 100% of the Matched Employee Contributions that are not in excess of 3% of the Executive’s Compensation, plus (ii) 50% of the amount of the Matched Employee Contributions that exceed 3% of the Executive’s Compensation but that do not exceed 5% of the Executive’s Compensation. In addition, the Company may make Safe Harbor Matching Contributions. Further, the Company may, in its sole discretion, make a Profit Sharing Contribution to the Plan on the Executive’s behalf.

G.
Executive will be immediately eligible for Company-paid, guaranteed issue Group Term Life and AD&D insurance coverage.

H.
The Executive does not anticipate requiring health insurance until January 2023. At that time, if the Executive is still employed by the Company, he will be immediately eligible for health and dental insurance (family coverage) that is equivalent to the coverage enjoyed by the Company’s other senior executives.

I.
In addition to the Company’s eight paid “national holidays” (which include, in 2021: New Year’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Eve, and New Year’s Eve), Executive will be eligible for four weeks (20 business days) paid vacation time in addition to three sick/personal days per year.

EXECUTIVE:	CHARLIE’S HOLDINGS, INC.

/s/ Henry Sicignano, III	By:	/s/ Brandon Stump
Henry Sicignano, III	Brandon Stump
Chief Executive Officer